SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.----)


Filed by the Registrant   X
                        ----
Filed by a Party other than the Registrant ----

Check the appropriate box:

----- Preliminary Proxy Statement     ----- Confidential,  for Use of the
                                      Commission Only (as permitted by Rule
                                      14a-6(e)(2))

  X   Definitive Proxy Statement
-----
----- Definitive Additional Materials
----- Soliciting Material Under Rule 14a-12


                        MUNICIPAL MORTGAGE & EQUITY, LLC
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  X   No fee required.
-----
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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---- Fee paid previously with preliminary materials:

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---- Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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


                        MUNICIPAL MORTGAGE & EQUITY, LLC
                               Baltimore, Maryland
                                   May 8, 2003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Common Shares (the "Shareholders") of Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the "Company" or "MuniMae"), will be held on Thursday, May 8, 2003, beginning at 9:00 a.m. at the offices of the Company, which are located at:

     Municipal  Mortgage & Equity, LLC
     218 N. Charles St., Suite 500
     Baltimore, Maryland 21201

     THE PURPOSE of the Annual Meeting will be:

     1. To elect three members of the Board of Directors to hold office for three-year terms expiring at the annual meeting held in 2006 or until their respective successors are duly elected and qualified;

     2. To consider and act upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

     All Shareholders are cordially invited to attend the Annual Meeting in person. The record date for determining those Shareholders entitled to vote at the Annual Meeting is March 21, 2003. A review of the Company's operations for the year ended December 31, 2002 will be presented. A proxy statement, form of proxy and a copy of the 2002 Annual Report to Shareholders are enclosed.

                                          By Order of the Board of Directors,

                                          William S. Harrison
                                          Secretary
Baltimore, Maryland
March 26, 2003

-------------------------------------------------------------------------------
IMPORTANT - Whether or not you plan to attend the meeting in person, you can help in the preparation for the meeting by completing and signing the enclosed proxy and promptly returning it in the enclosed envelope. If you are unable to attend the meeting, your shares will be voted as directed by your proxy. If you do attend the meeting, you may vote your shares in any manner you choose even though you have sent in your proxy.
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



                        MUNICIPAL MORTGAGE & EQUITY, LLC
                      Corporate Office and Mailing Address:
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                                 (443) 263-2900

                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by Municipal Mortgage & Equity, LLC (hereinafter the "Company" or "MuniMae") from holders of Common Shares (the "Shareholders") for the Annual Meeting of Shareholders to be held on Thursday, May 8, 2003.

     The Company will pay the cost of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited in person and by telephone, facsimile or similar methods by directors, officers and employees of the Company without additional compensation. Brokers and other people in similar capacities will be reimbursed for their reasonable expenses in forwarding proxy materials to Shareholders who have a beneficial interest in Common Shares registered in the names of nominees.

     The enclosed proxy, if executed and returned, may be revoked at any time prior to the meeting by executing a proxy bearing a later date or by written notice to the Secretary of the Company. The power of the proxy holders will also be revoked if the Shareholder executing the proxy appears at the meeting and elects to vote in person. Executed proxies confer upon the persons appointed as proxies discretionary authority to vote on all matters which may properly come before the meeting, including motions to adjourn the meeting for any reason.

     In accordance with the Company's By-Laws, the share transfer records were compiled on March 21, 2003, the record date set by the Board of Directors for determining the Shareholders entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. On that date, there were 28,850,962 outstanding Common Shares. The holders of the outstanding Common Shares at the close of business on March 21, 2003 will be entitled to one vote for each share held by them as of such date.

     The presence of the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner described above.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who will determine whether or not a quorum is present. An abstention is deemed "present" at the Annual Meeting but is not deemed a "vote cast." Under the rules of the New York Stock Exchange (the "Exchange"), brokers holding shares for beneficial owners have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes"). As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. Broker non-votes and the shares as to which a Shareholder abstains are included in determining whether a quorum is present. Broker non-votes and abstentions, however, have the effect of a vote against any proposal for which a majority of the outstanding shares must vote in favor.

     This proxy statement and the enclosed proxy are first being sent or given to Shareholders on or about April 4, 2003.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     The Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement") provides that the Board of Directors shall consist of at least five and no more than 15 members, with the number of seats on the Board to be determined from time to time by resolution of the Board. The number of directors on the Board is currently set at ten, with (i) nine of the directors divided into three classes, the members of which are elected by the holders of the Common Shares for staggered three-year terms, and (ii) one director (the "Specially Appointed Director") who may be appointed by the Dissolution Shareholder (see "Certain Relationships and Related Transactions"). As of the date of this proxy statement, the seat reserved for the Specially Appointed Director is vacant. The terms of three directors, Messrs. Berndt, Hillman and Falcone, expire in 2003. Messrs. Berndt and Hillman, directors since August 1996, and Mr. Falcone, a director since October 1999, have been nominated for re-election at the Annual Meeting. Effective January 24, 2003, Mr. William
L. Jews resigned from the board of directors due to personal reasons and other commitments. Mr. Eddie C. Brown was appointed by the Board of Directors to replace Mr. Jews effective March 25, 2003. Mr. Brown's biography is contained below.

     The names, ages, terms of office and certain other information as of March 26, 2003 with respect to the persons nominated for election as directors and other persons serving as directors are as follows:

Information Concerning Nominees for Election for Terms Expiring in 2006:

     Richard O. Berndt, age 60, a director of the Company since August 1996, has
     -----------------
been the managing partner of the Baltimore law firm of Gallagher Evelius & Jones LLP since 1976. Mr. Berndt has extensive experience in corporate and real estate law. Mr. Berndt serves on the Board of Mercantile Bankshares, Board of Financial Administration for the Archdiocese of Baltimore and Mercy Medical Center, Inc. Gallagher Evelius & Jones LLP provides corporate and real estate related legal services to the Company.

     Robert S. Hillman, age 64, a director of the Company since August 1996, has
     -----------------
been a director and president of H & V Publishing, Inc. since 1999. Prior to his position at H & V Publishing, Inc., Mr. Hillman was a member of the law firm of Whiteford, Taylor and Preston, L.L.P. from 1986 to 2000. Formerly the Executive Partner of the 135-attorney firm, Mr. Hillman has extensive experience in municipal finance, real estate, labor and employment law. He is presently Chairman of the Board of the Babe Ruth Museum and is a trustee of the Enoch Pratt Free Library.

     Michael L.  Falcone,  age 41, a director of the Company since October 1999,
     -------------------
has been the President and Chief Operating Officer of the Company since 1997. Prior to his appointment as President and Chief Operating Officer, Mr. Falcone served as Executive Vice President from November 1996 to December 1997 and Senior Vice President from August 1996 to November 1996. Mr. Falcone is responsible for the operations of the Company focusing on strategic planning and business development as well as the management of the day-to-day activities of the Company. Prior to joining the Company, he was a Senior Vice President of Shelter Development Corporation, where he was employed from 1983 to 1996. Mr. Falcone is a trustee for Midland Affordable Housing Group Trust ("Group Trust"), a pension fund that provides debt financing for the Company's customers, and a trustee of The Midland Multifamily Equity Real Estate Investment Trust ("MMER").


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                  FOR THE ELECTION OF THE NOMINEES AS DIRECTORS


Information Concerning Directors whose Terms Expire in 2004:

     Carl W.  Stearn,  age 70, has been a director of the Company  since  August
     --------------
1996. Mr. Stearn is Chairman of the Executive Committee of Provident Bankshares Corporation. From 1990 until his retirement on April 15, 1998, Mr. Stearn was the Chairman and Chief Executive Officer of Provident Bankshares Corporation and Chief Executive Officer of Provident Bank of Maryland. Mr. Stearn serves on the board of visitors of the University of Maryland School of Medicine and on the board of directors of Project Life.

     Douglas  A.  McGregor,  age 61, has been a director  of the  Company  since
     --------------------
October 1999. In October 2002, Mr. McGregor retired as Vice Chairman and Chief Operating Officer of The Rouse Company, a position he held since 1998. Mr. McGregor had been with The Rouse Company since 1972. Mr. McGregor has extensive experience in real estate development and management. Mr. McGregor is a trustee of the International Council of Shopping Centers.

     Eddie  C.  Brown,  age 62,  was  appointed  as a  director  of the  Company
     ----------------
effective March 25, 2003. Mr. Brown is founder, President and a member of the board of directors of Brown Capital Management, Inc., an investment management firm, which manages money for institutions and wealthy individuals. Mr. Brown has served in this capacity since July 1983. Mr. Brown also serves on the Boards of the Greater Baltimore Committee, East Baltimore Development Inc. and The Walters Art Museum.

Information Concerning Directors whose Terms Expire in 2005:

     Mark K.  Joseph,  age 64,  has  served as  Chairman  of the Board and Chief
     ---------------
Executive Officer of the Company since August 1996. He also served as the President and a director of the Managing General Partner of the SCA Tax Exempt Fund Limited Partnership, the Company's predecessor (the "Predecessor"), from 1986 through 1996. Mr. Joseph is Chairman of the Board and founder of The Shelter Group, a real estate development and property management company. Mr. Joseph serves on the Boards of the Greater Baltimore Committee, Provident Bankshares Corporation and the Associated Jewish Charities. Mr. Joseph is also the President and one of six directors of the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income.

     Charles C. Baum,  age 61, a director of the Company since August 1996,  has
     ---------------
been Chief Financial Officer of United Holdings Co., Inc. and its predecessors since 1973. United Holdings was involved in the metal business until 1990 when it shifted its focus to investing in real estate and securities. Mr. Baum is also a director of Gabelli Group Capital Partners (an investment advisor) and Shapiro, Robinson & Associates (a firm that represents professional athletes).

     Robert J. Banks,  age 58, a director of the Company since October 1999, has
     ---------------
been Vice Chairman of the Company since July 2001. Previously he was Chairman and Chief Executive Officer of The Midland Companies ("Midland"), which became a wholly owned subsidiary of the Company in 1999, and Senior Vice President of the Company. Mr. Banks was hired by Midland in 1973 and became President and Chief Operating Officer in 1981. In 1988, Mr. Banks became the majority owner and the Chairman and Chief Executive Officer of Midland. Mr. Banks is a trustee for the Group Trust and Chairman and Chief Executive Officer of MMER. Mr. Banks is also a board member of United Financial Holdings, Inc. and the Florida Gulf Coast Museum of Art.

Information Concerning the Board of Directors:

     During 2002, the Board of Directors held six regular meetings (including one telephonic meeting) and five special meetings (three telephonic). Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served. The Board has established the following committees:

     1.   Compensation  Committee.  The  Compensation  Committee,   composed  of
          -----------------------
          Messrs. Hillman (Chairman), Stearn, Baum and McGregor, met two times in 2002. Its functions are to determine the compensation of certain officers of the Company, including but not limited to base compensation, incentive compensation and bonus compensation.

     2.   Audit  Committee.  The Audit  Committee,  composed  of Messrs.  Stearn
          ----------------
          (Chairman), Baum and Hillman met seven times during 2002 (two telephonic). Its duties are to assist the Board of Directors in fulfilling its financial oversight responsibilities, to select an independent accountant for the Company and to oversee the work of such independent accountant. Effective March 25, 2003, Mr. Brown was appointed to the Audit Committee.

     3.   Share  Incentive   Committee.   The  Share  Incentive   Committee,   a
          ----------------------------
          subcommittee of the Compensation Committee, met immediately following each Compensation Committee meeting. Its functions are to determine awards under the Company's Share Incentive Plans. The Share Incentive Committee is composed of Messrs. Hillman and Baum.

     4.   Governance Committee.  The Governance  Committee,  composed of Messrs.
          --------------------
          McGregor (Chairman), Baum and Hillman, met one time in 2002. Its functions are to identify individuals qualified to become members of the Board of Directors and develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company.

Vote Required for Approval

     The affirmative vote of a majority of the holders of the outstanding Common Shares present in person or represented by duly executed proxies at the Annual Meeting is necessary for the election of a nominee as a director of the Company. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the three persons nominated to serve as directors. Shares represented by proxies which are marked "WITHHOLD" will be excluded entirely from the vote and will have no effect.

Compensation of Directors

     The Company pays its directors who are not officers of the Company fees for their services as directors. From time to time, the Board of Directors may change this compensation. During 2002, the directors received annual compensation of $16,000 plus a fee of $1,000 for attendance in person at each meeting of the Board of Directors, including committee meetings, and $500 for telephonic board meetings. Officers of the Company who also serve as directors are not paid any director fees.

     In addition, non-employee directors are granted options for Common Shares and may elect to receive Common Shares or deferred Common Shares in lieu of fees under the 1996 Non-Employee Directors' Share Plan (the "1996 Directors' Plan"), the 1998 Non-Employee Directors' Share Plan (the "1998 Directors' Plan") and the 2001 Non-Employee Directors' Share Plan (the "2001 Directors' Plan," and collectively with the 1996 Directors' Plan and the 1998 Directors' Plan, the "Directors' Plans"). Under the 1996 Directors' Plan, each non-employee director was granted an option to purchase 2,500 Common Shares following the merger of the Predecessor with the Company. Effective January 1, 2000, the Directors' Plans were amended to provide that each non-employee director receive an option to purchase 7,000 Common Shares upon his initial election or appointment and an option to purchase 5,000 Common Shares on the date of each Annual Meeting of Shareholders. These options have and will have exercise prices equal to the fair market value of Common Shares on the date of grant, and expire and will expire at the earlier of 10 years after the date of grant or one year after the optionee ceases serving as a director. Options received upon initial election or appointment will become exercisable in three equal installments commencing at the earlier of: (a) the next anniversary of the director's initial election, or
(b) the next Annual Meeting of Shareholders. Options received on the date of each Annual Meeting of Shareholders become exercisable at the earlier of: (a) the next anniversary of the option grant, or (b) the next Annual Meeting of Shareholders. These options are subject to earlier exercisability in the event of death, disability, or a change in control (as defined in the Directors' Plans), and will be forfeited in the event of cessation of service as a director within 10 months after the date of grant. The Directors' Plans also permit a non-employee director to elect to be paid any directors' fees in the form of Common Shares or deferred Common Shares ("Deferred Shares"). A director who makes the election to receive Common Shares will receive Common Shares having a fair market value at the time of issuance equal to the amount of fees he has elected to forego, with such shares issuable at the time the fees otherwise would have been paid. At any date on which fees are payable to a director who elected to defer fees in the form of Deferred Shares, the Company will credit such director's deferral account with a number of Deferred Shares equal to the number of Common Shares having an aggregate fair market value at that date equal to the fees that otherwise would have been payable at such date. Whenever distributions are made, the deferral account of a director who elected to receive Deferred Shares will be credited with distribution equivalents having a value equal to the amount of the distribution paid on a single Common Share multiplied by the number of Deferred Shares credited to his deferral account as of the record date for such dividend. These distribution equivalents will be credited to the deferral account as a number of Deferred Shares determined by dividing the aggregate value of the distribution equivalents by the fair market value of a Common Share at the payment date of the distribution. A total of 100,000 Common Shares are reserved for grants under the 1996 Directors' Plan and 1998 Directors' Plan and 150,000 Common Shares are reserved for grants under the 2001 Directors' Plan. As of December 31, 2002, there were 71,047 shares available under the Directors' Plans. The number and kind of shares reserved and automatically granted under the Directors' Plans are subject to adjustment in the event of share splits, share distributions and other extraordinary events.

                      IDENTIFICATION OF EXECUTIVE OFFICERS

     The following table identifies the executive officers of the Company as of December 31, 2002 and provides certain information about each of them.

                                  Current Position(s) with the Company
     Name and Age                    and Past Business Experience
----------------------- ------------------------------------------------------
Mark K. Joseph, 64      Chairman  of the  Board and  Chief  Executive Officer
                        of the Company since August 1996. (See description of past business experience under "Election of Directors-
                        Information Concerning Directors whose Terms Expire in
                        2005.")

Robert J. Banks, 58     A board member of the Company since October 1999 and,
                        effective July 2001, Executive Vice Chair.  Prior to
                        July 2001, Mr. Banks was Chairman and Chief Executive
                        Officer of Midland since 1993 and Senior Vice President of the Company.(See description of past business exper-ience under "Election of Directors - Information
                        Concerning  Directors whose Terms Expire in 2005.")


Michael L. Falcone, 41  President and Chief Operating  Officer of the Company
                        since December 1997 and a board member of the Company since October 1999. Prior to his appointment as Presi-dent and Chief Operating Officer, Mr. Falcone served as Executive Vice President from November 1996 to December 1997 and Senior Vice President from August 1996 to Nov-ember 1996. (See description of past business experi-ence under "Election of Directors - Information Con-cerning Nominees for Election for Terms Expiring in 2006.")

Keith J. Gloeckl, 52    Senior Vice  President of the Company  since October
                        1999 and Chief  Investment  Officer since July 2001.
                        Mr. Gloeckl has also  been the  President  and  Chief
                        Operating Officer of Midland since 1993. Mr. Gloeckl is responsible for the origination of debt and equity financings primarily related to multifamily apartment communities.

Gary A. Mentesana, 38   Senior Vice  President of the Company  since May 1997
                        and Chief Capital Officer since July 2001. Prior to his appointment as Senior Vice President and Chief Cap-ital Officer, Mr. Mentesana served as Chief Financial
                        Officer from January 1998 through  April 2001 and Vice
                        President from August 1996 to May 1997. Mr. Mentesana is responsible for managing the capital market activi-ties of the Company. Mr. Mentesana is a certified pub-lic accountant.

William S. Harrison, 39 Senior Vice President, Chief Financial Officer and Sec-
                        retary of the Company since April 2001. Mr. Harrison is responsible for the financial operations of the Company. As president of Strategic Business Services, Inc., a consulting firm he founded in 2000, Mr. Harrison provid-ed consulting services to the Company from November 2000 through April 2001. In 1999, Mr. Harrison served as Treasurer and Senior Vice President, Mergers & Acquisi-tions, of Promus Hotels Corporation and was employed in the Strategic Planning Department of USF&G Corporation from 1996 to 1998.

Charles M. Pinckney, 45 Senior  Vice  President since October  2002 and  head of the Structured Finance Group. Mr. Pinckney joined the Company in May 2000 when MuniMae bought Whitehawk Capital, a business Mr. Pinckney co-founded in 1997 which was engaged in structured finance activities. Mr. Pinckney is responsible for finding specialty in-vestment opportunities and the capital to fund those opportunities.

                             EXECUTIVE COMPENSATION

Employment Agreements

     In 1999, Mark K. Joseph, Michael L. Falcone, Gary A. Mentesana, Robert J. Banks and Keith J. Gloeckl and, in April 2001, William S. Harrison (each an "Officer" and collectively, the "Officers"), entered into employment agreements with the Company. The agreements between the Company and Messrs. Joseph, Falcone, Mentesana and Banks expired between December 2002 and February 2003, while the agreements between the Company and Messrs. Gloeckl and Harrison will expire in April 2003 and October 2003, respectively. The terms of the expired and existing agreements are described below:

     The terms of the agreements for Messrs. Joseph, Falcone and Mentesana were three years. The agreements provided for annual base compensation in the amounts of $250,000, $250,000, and $160,000, respectively, with allowance for cost of living adjustments and annual cash bonuses (or incentive compensation) of up to 150% for Mr. Joseph and 100% for Messrs. Falcone and Mentesana. The agreements further provided for total compensation goals equal to $675,000 and $650,000 for Messrs. Joseph and Falcone, respectively, and $350,000 for Mr. Mentesana based on achievement of certain performance goals by the individual and the Company. Effective January 1, 2002, Mr. Mentesana's base compensation was adjusted to $240,000 to reflect his role as Chief Capital Officer assumed in July 2001. Each of the employment agreements provided for certain severance payments in the event of disability or termination by the Company without cause equal to base compensation for the longer of the balance of the employment term or 36 months for Mr. Joseph and 18 months for Messrs. Falcone and Mentesana. Additionally, upon an employee's death, his estate shall receive two years' base compensation. The agreements also contained provisions which provide such officers with substantial payments should their employment terminate as a result of a change in control. The terms of new employment agreements for these officers and Mr. Pinckney are currently under negotiation and will be presented to the Compensation Committee for approval at its next regularly scheduled meeting.

     The agreement for Mr. Harrison is for a term of two years and provides for annual base compensation in the amount of $225,000, with allowance for cost of living adjustments and annual cash bonuses (or incentive compensation) of up to 100%. The agreement further provides for total compensation goals equal to $350,000 in year one and $400,000 in year two. Mr. Harrison's employment agreement also provides for certain severance payments in the event of disability or termination by the Company without cause equal to base compensation for the longer of the balance of the employment term or 18 months. The agreement contains provisions which provide such officer with substantial payments should his employment terminate as a result of a change in control.

     The terms of the agreements for Messrs. Banks and Gloeckl are four years. Each of the agreements provides for annual base compensation in the amount of $250,000, with allowance for cost of living adjustments not less than 5% per year. Annual cash bonuses (or incentive compensation) for Mr. Banks and Mr. Gloeckl are based on the Company's incentive compensation plan; however, no incentive compensation will be paid in any year in which Midland does not achieve certain earn-out target goals for such year. Messrs. Banks and Gloeckl were also awarded options to purchase up to 87,500 Common Shares. Each of the employment agreements provides for certain severance payments in the event of disability or termination by the Company without cause equal to base compensation for the balance of the employment term. Further, Mr. Banks' agreement was amended to reflect an initial term of 39 months, which expired in February 2003. The terms of a new employment agreement for Mr. Banks are currently under negotiation and will be presented to the Compensation Committee for approval at its next regularly scheduled meeting.

     Pursuant to the employment agreements, the Company generally will have "cause" to terminate an Officer if such person: (i) engages in acts or omissions with respect to the Company which constitute intentional misconduct or a knowing violation of law; (ii) personally receives a benefit of money, property or services from the Company or from another person dealing with the Company in violation of law; (iii) breaches his non-competition agreement with the Company;
(iv) breaches his duty of loyalty to the Company; (v) engages in gross negligence in the performance of his duties; or (vi) repeatedly fails to perform services that have been reasonably requested of him by the Board of Directors following applicable notice and cure periods and which are consistent with the terms of his employment agreement.

     Each Officer will have "good reason" to terminate his employment with the Company in the event of any reduction in his base compensation without his consent, any material breach or default by the Company under his employment agreement, any substantial diminution in his duties, any requirement to perform an act which would violate criminal law or any requirement to perform an act not in the best interests of the Company and its Shareholders.

     As part of their employment agreements, each of the Officers was bound by a limited non-competition covenant with the Company which prohibits each of them, without prior written consent of the Board of Directors, from engaging in or carrying on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to any person, partnership, corporation or any other business entity which is engaged in the business of financing or asset management of multifamily apartment properties financed by tax-exempt bonds, except by or through the Company, for 12 months following the termination of employment with the Company for Messrs. Joseph, Falcone, Mentesana and Harrison and 24 months following the termination of employment with the Company for Messrs. Banks and Gloeckl; provided, however, if such Officer's employment is terminated by the Company without "cause" or by the employee for "good reason," the covenant not to compete would terminate upon termination of employment. Certain of the agreements may contain other exceptions.

Summary Compensation Table

     The following table sets forth the annual compensation paid or accrued by the Company during the last three years to the Chief Executive Officer and to each of the Company's other four most highly compensated officers.


                                                                                               Long-Term
                                                                                              Compensation
                                                         Annual Compensation                     Awards
                                            ----------------------------------------------   ---------------
                                                                          Other Annual            Share          All Other
   Name and Principal Position        Year      Salary        Bonus      Compensation (1)        Options       Compensation
----------------------------------  ------- ------------- ------------ -------------------   ---------------  --------------
Mark K. Joseph . . . . . . . . .     2002       $275,133     $ 60,000        $   18,462                 -        $    774 (2)
   Chairman of the Board and Chief   2001        250,000      100,000            16,237                 -             774 (2)
   Executive Officer                 2000        248,077      100,000            10,506                 -             774 (2)

Robert J. Banks . . . . . . . .      2002        275,600       50,000                 -                 -           2,955 (3)
   Executive Vice Chair              2001        266,094       90,000                 -                 -           3,114 (3)
                                     2000        252,897       90,000                 -            87,500           3,516 (3)

Michael L. Falcone . . . . . . .     2002        275,132       60,000            17,413                 -           2,940 (4)
   President and Chief Operating     2001        250,000      100,000            19,278                 -           2,940 (4)
   Officer                           2000        248,711       90,000            10,590                 -           2,939 (4)

Keith J. Gloeckl . . . . . . . .     2002        275,600       50,000                 -                 -           2,712 (5)
   Senior Vice President and Chief   2001        266,094       90,000                 -                 -           2,712 (5)
   Investment Officer                2000        252,897       90,000                 -            87,500           3,245 (5)

Gary A. Mentesana . . . . . . .      2002        238,462       40,000            13,510                 -           2,939 (6)
   Senior Vice President and Chief   2001        160,000       80,000            13,964                 -           2,939 (6)
   Capital Officer                   2000        159,731       80,000             8,560                 -           2,804 (6)


     (1) The amounts indicated for each officer are reimbursements during the fiscal year for the payment of taxes.

     (2) The amounts indicated include $99 per year for 2002, 2001 and 2000 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Joseph and $675 for group long-term disability insurance in 2002, 2001 and 2000 that benefits Mr. Joseph.

     (3) The amounts indicated include $2,250 per year for 2002, 2001 and 2000 related to the Company's contribution to Mr. Banks' individual retirement account, $30 for 2002 and 2001 and $685 for 2000 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Banks and $675, $834 and $581 for 2002, 2001 and 2000, respectively, for group long-term disability insurance that benefits Mr. Banks.

     (4) The amounts indicated include $2,250 per year for 2002, 2001 and 2000 related to the Company's contribution to Mr. Falcone's individual retirement account; $15 for 2002 and 2001 and $14 for 2000 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Falcone; and $675 for group long-term disability insurance in 2002, 2001 and 2000 that benefits Mr. Falcone.

     (5) The amounts indicated include $2,250 per year for 2002, 2001 and 2000 related to the Company's contribution to Mr. Gloeckl's individual retirement account, $16 for 2002 and 2001 and $685 for 2000 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Gloeckl; and $446 for 2002 and 2001 and $310 for 2000 for group long-term disability insurance that benefits Mr. Gloeckl.

     (6) The amounts indicated include $2,250 per year for 2002, 2001 and 2000 related to the Company's contribution to Mr. Mentesana's individual retirement account, $14 for 2002, 2001 and 2000 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Mentesana; and $675 for 2002 and 2001 and $540 for 2000 for group long-term disability insurance that benefits Mr. Mentesana.

Long-Term Incentive Plans - Awards in Last Fiscal Year

     The following table sets forth for the CEO and the other named executive officers of the Company: (i) the number of shares awarded during fiscal year 2002; (ii) the performance or other time period until payout or maturation of the award; and (iii) the estimated future payouts under non-stock price-based plans.


                                                                    Estimated
                                                  Performance        Future
                                                   or Other       Payouts under
                           Number of Shares,     Period Until      Non-stock
                            units or other        Maturation      Price-based
            Name              rights (1)        or Payout (2)      Plans (3)
-------------------------- ------------------ -----------------  --------------
Mark K. Joseph               11,881              36 months         $  303,084
Robert J. Banks               1,980              36 months             50,510
Michael L. Falcone           10,891              36 months            277,829
Keith J. Gloeckl              1,980              36 months             50,510
Gary A. Mentesana             4,356              36 months            111,122
William S. Harrison           1,782              36 months             45,459


     (1) A total of 37,870 Deferred Shares were awarded in fiscal year 2002, with 32,870 Deferred Shares vesting over 36 months beginning February 1, 2002 and the remaining 5,000 shares vesting over four years beginning May 20, 2003. As of the end of fiscal year 2002, the aggregate Deferred Share holdings consisted of 448,078 shares worth $11,430,470 at the then current market value (as represented by the closing price of the Company's Common Shares on December 31, 2002 of $25.51). Such amounts included $3,069,746 for Mr. Joseph (120,335 shares); $50,510 for Mr. Banks (1,980 shares); $2,232,865 for Mr.
          Falcone (87,529 shares); $50,510 for Mr. Gloeckl (1,980 shares); $1,120,527 for Mr. Mentesana (43,925 shares); and $173,009 for Mr.
          Harrison (6,782 shares). Distributions are paid only with respect to the portion of the shares which have vested and become nonforfeitable in accordance with the share agreements. The Deferred Share agreements also provide for accelerations of vesting on a discretionary basis, upon a change in control and death or disability.

     (2) The shares become vested and nonforfeitable cumulatively to the extent of one-fourth of such Deferred Shares on each of February 1, 2002, February 1, 2003, February 1, 2004 and February 1, 2005 for so long as the officers remain in the continuous employ of the Company.

     (3) The amounts indicated represent the fair market value of the Deferred Shares awarded on December 31, 2002 at the then closing price of the Company's Common Shares on such date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

     The following table sets forth for the CEO and the other named executive officers of the Company: (i) the total number of unexercised options held at the end of fiscal year 2002; and (ii) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 2002.


                                                           Number of                  Value of Unexercised
                        Shares                        Unexercised Options             In-The-Money Options
                      Acquired on      Value          Held at Fiscal Y/E            @ December 31, 2002 (1)
       Name            Exercise      Realized     Exercisable   Unexercisable     Exercisable     Unexercisable
--------------------  ------------  ------------ -------------- ---------------  ---------------  --------------
Mark K. Joseph                  -      $      -        179,815            -         $1,552,703        $      -
Robert J. Banks                 -             -         43,750       43,750            295,750         295,750
Michael L. Falcone              -             -         94,862            -            819,133               -
Keith J. Gloeckl           32,500       193,255         11,250       43,750             76,050         295,750
Gary A. Mentesana               -             -         44,431            -            383,662               -
William S. Harrison             -             -         33,333       16,667             98,666          49,334


     (1) Value of unexercised "in-the-money" options is the difference between the market price of the shares on December 31, 2002 ($25.51 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. Options are only "in-the-money" if the fair market value of the underlying security exceeds the price of the option.

Report of the Compensation Committee of the Board of Directors

     The Compensation Committee met two times in 2002. Executive compensation continued to reflect the recommendations of an independent consultant hired in 1999 to assist in the determination of executive compensation. The recommendations were based on survey data prepared by nationally recognized real estate compensation consultants. Based on discussions with the Compensation Committee and the Company's acquisition of Midland, the consultants decided that each position within the Company's organization should be benchmarked against its own unique peer group, depending upon the roles and responsibilities of the position. The consultants established custom peer groups from two categories of companies: multifamily Real Estate Investment Trusts ("REITs") and specialty finance and investment companies. As a result, the CEO, Chief Operating Officer and Chief Financial Officer of the Company were compared to the multifamily REITs, while the other executives of the Company were compared to the specialty finance and investment companies. Subsequently in 2001, the Company requested the consultants to perform a competitive benchmarking analysis for senior management of the Company. As a result, the study concluded that the Chief Financial Officer, Chief Capital Officer and Chief Investment Officer should be compared to a peer group consisting of various mortgage and specialty real estate finance companies. For 2002, the Compensation Committee concluded that the study results from 1999 and 2001 were still appropriate for these executive officers.

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of share options and Deferred Shares, and various benefits, including medical and life insurance plans, generally available to all employees of the Company.

    Executive Compensation

     The Company is committed to establishing and maintaining an organization and culture where all employees are equitably rewarded for their contribution to the success of the Company. The compensation program created has as its basis a strong pay-for-performance approach designed to foster and reward individual entrepreneurial action and resourcefulness within a team environment. The Company's overall compensation policy is designed to provide a reward structure that will motivate the executives to assist in achieving strategic and financial goals, retain and attract competent personnel and link the interests of management and shareholders through equity-based compensation.

     Base Salary. The Company generally establishes base salaries for executive officers, including the CEO, at amounts that fall at or below the market median determined by the consultants. This conservative position has allowed the Company to create long-term incentive opportunities that are at or somewhat above average. The Company provides for individual adjustments to base salary for changes in the market, expansion of job responsibilities and/or the executive's contribution to the financial success of the Company. The base salaries of the executive officers fall between the 25th percentile and the median, and lower for the CEO and Chief Capital Officer. As a result of the 2001 study, the Company determined that the base salary of $160,000 for the Chief Capital Officer ranked in the lowest quartile for his peer group and effective January 1, 2002 adjusted the Chief Capital Officer's base salary to $240,000. Annual cash compensation (base salary and bonus) for all other officers is currently within the competitive ranges of the Company's peer groups. The Company has reviewed and will continue to periodically review the benchmark salary ranges to maintain continued market competitiveness.

     Annual Incentive. The Company paid incentive compensation to the officers listed above during 2002. The incentive compensation plan provides incentives to executive officers based on the achievement of qualifying operating profit goals. The Compensation Committee awards annual bonuses to officers other than the CEO based on the recommendations of the CEO; for the CEO, annual bonuses are determined solely by the Compensation Committee. Based on the consultant's report, the Compensation Committee established three profit ranges, threshold, target and superior, to be used to determine bonus awards.

     The threshold performance range signifies a solid achievement but falls short of budget expectations. The target performance range signifies a stretch achievement that means achieving the business plan and internal budget goals. Finally, the superior performance range signifies an exceptional achievement toward realizing the long-term objectives of the Company and would significantly exceed budget expectations. The threshold, target and superior ranges are based exclusively on achievement of cash flow per share goals, taking into account the payment of all bonuses. The plan provides for incentive ranges as a percentage of base salary to determine annual bonuses within each profit range.

     For 2002, the Company achieved threshold performance, and therefore, annual bonuses were paid to the executives, as well as employees, for performance under the plan in the threshold performance range, as disclosed in the Summary Compensation Table.

     Long-term Incentive. The Company established the 1996 Share Incentive Plan (the "1996 Plan") prior to the merger with the Predecessor in August 1996. In June 1998 and July 2001, Shareholders approved the 1998 Share Incentive Plan (the "1998 Plan") and the 2001 Share Incentive Plan (the "2001 Plan" and, collectively with the 1996 Plan and 1998 Plan, the "Plans"), respectively. The Plans provide a means to attract, retain and reward executive officers and other key employees of the Company, to link employee compensation to measures of the Company's performance, and to promote ownership of a greater proprietary interest in the Company. The Plans authorize grants of a broad variety of awards, including non-qualified stock options, stock appreciation rights, restricted shares, Deferred Shares and shares granted as a bonus or in lieu of other awards. Any restricted share or Deferred Share awards need to be approved or ratified by the Share Incentive Committee (the "Committee"). Initially, 883,033, 839,000 and 900,000 Common Shares are reserved for issuance in connection with awards under the 1996 Plan, the 1998 Plan and 2001 Plan, respectively, except that shares issued as restricted shares and shares issued as awards other than options (including restricted shares) are limited to 20% and 40% of the total number of Common Shares reserved under the Plans, respectively. Shares subject to forfeited or expired awards, or relating to awards settled in cash or otherwise terminated without issuance of shares to the participant become available again under the Plans. As of December 31, 2002 there were 967,485 shares available under the Plans.

     The Plans are administered by the Committee, which must consist of two or more independent directors. As of the date hereof, the Board has appointed
Robert S. Hillman and Charles C. Baum as members of the Committee. This Committee is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee may condition the grant, vesting, exercisability or settlement of any award on the achievement of specified performance objectives. Awards may be settled in cash, Common Shares, other awards or other property, in the discretion of the Committee. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plans. The exercise price of stock options granted will be at least equal to 100% of the fair market value of Common Shares on the grant date. No member of the Committee will be eligible to participate in the Plan. The Committee may adjust the number of shares reserved under the Plans and the number of shares relating to outstanding awards and related terms to reflect stock splits, dividends, and other extraordinary corporate events.

     During 2002, the Company awarded 37,870 Deferred Shares to certain executives and employees based on their overall performance and contribution to the success of the Company.

CEO Compensation

     In determining the CEO's base salary and incentive compensation, the Compensation Committee evaluates the compensation paid to chief executive officers considered in the CEO's custom peer group. As a result of the 1999 survey, the Compensation Committee determined that the CEO's base salary of $150,000 ranked in the lowest quartile among the Company's peer group. As a result, the CEO's base salary was increased to $250,000 in 1999 and then to $275,000 in January 2002 to reflect cost of living adjustments since 1999. The CEO is eligible to receive awards under the Company's share incentive plan and incentive compensation plan.

     For the year ended December 31, 2002, the CEO received total cash payments of $335,133 in salary and bonus (as shown in the Summary Compensation Table on page 9). The Compensation Committee considered these 2002 payments appropriate in light of Mr. Joseph's leadership and contributions to the overall long-term strategy and growth of the Company. As also shown in the Long-Term Incentive Plans Table (on page 10), Mr. Joseph was granted 11,881 Deferred Shares that vest over 36 months for so long as Mr. Joseph remains in the continuous employ of the Company.

                                            RESPECTFULLY SUBMITTED,
                                            COMPENSATION COMMITTEE

                                            Mr. Robert S. Hillman, Chairman
                                            Mr. Carl W. Stearn
                                            Mr. Charles C. Baum
                                            Mr. Douglas A. McGregor

Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the Compensation Committee during the 2002 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal year 2002, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Compensation Committee of the Company.

Performance Graph

     The following table compares total shareholder returns for the Company at December 31, 2002 to the Standard and Poors 500 Index ("S&P 500"), the National Association of Real Estate Investment Trusts Index ("NAREIT") and the Lipper Municipal Bond High Yield Index ("Lipper Bond") assuming a $100 investment made on December 31, 1997 and assuming reinvestment of all dividends. The Company does not believe that there are any other businesses or indices that reflect both the same industry as that in which the Company operates and the same
"pass-through" tax status as that of the Company. The Company selected the NAREIT and Lipper Bond indices because the NAREIT index consists of real estate investment trusts which, like the Company, pass through the majority of their income to their shareholders, albeit not tax-exempt income, and the Lipper Bond index, which represents the performance of municipal bond issues.


                          Comparative Price Performance
                             Indexed Closing Prices
                 (Values Indexed to 100 as of December 31, 1997)
                                [OBJECT OMITTED]
                   1997   1998    1999   2000   2001    2002
MMA                 100     93     110    138    161     172
S&P 500             100    128     155    141    125      99
NAREIT              100     81      76     96    110     116
LIPPER BOND         100    106     102    107    111     118


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of March 26, 2003, of each director and nominee as director and all the executive officers and directors of the Company as a group. The Company is not aware of any beneficial owners of more than 5% of its Common shares. With respect to shares subject to options, only those shares subject to options which are immediately exercisable or exercisable within 60 days are listed below. Unless otherwise indicated, each Shareholder has sole voting and investment power with respect to the shares beneficially owned.


                                                             Common Shares
                                                       ------------------------
                                                         Number of   Percent of
                        Name                               Shares       Class
---------------------------------------------------    ------------- ----------
Mark K. Joseph                                           1,159,012  (1)  4.02
Robert J. Banks                                            675,223  (2)  2.34
Michael L. Falcone                                         195,138  (2)   *
Keith J. Gloeckl                                           177,794  (2)   *
Gary A. Mentesana                                           91,928  (2)   *
William S. Harrison                                         56,391  (2)   *
Charles. M. Pinckney                                         1,943        *
Charles C. Baum                                             34,000  (3)   *
Richard O. Berndt                                           26,502  (3)   *
Eddie C. Brown                                                   -        *
Robert S. Hillman                                           27,700  (3)   *
Douglas  A. McGregor                                        17,500  (3)   *
Carl W. Stearn                                              77,789  (3)   *
All directors and officers as a group (16 persons)       2,608,737       9.05
--------------------------------------------------
*Less than one percent.

(1) Included in Mr. Joseph's beneficial ownership of Common Shares are: (a) 179,815 Common Shares subject to options granted under the 1996 Plan and
     (b) Common Shares held by certain entities controlled by Mr. Joseph (detailed below). Certain limited partners in one such entity controlled by Mr. Joseph are officers of the Company. As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares. Accordingly, these shares are not included in each officer's beneficial ownership above.

                Michael L. Falcone        44,861   Common Shares
                Gary A. Mentesana         11,758   Common Shares

(2) Included in each officer's beneficial ownership of Common Shares are Common Shares subject to options granted under the 1996 and 1998 Plans as follows:

                                              Shares Subject
                                                 To Options
                                              ---------------
                Robert J. Banks                   65,625
                Michael L. Falcone                94,862
                Keith J. Gloeckl                  33,125
                Gary A. Mentesana                 44,431
                William S. Harrison               50,000

(3) Included in each board member's beneficial ownership of Common Shares are Common Shares subject to options granted under the 1996, 1998 and 2001 Directors' Share Plans as follows:

                                               Shares Subject
                                                 To Options
                                              ---------------
                Charles C. Baum                  25,000
                Richard O. Berndt                18,500
                Robert S. Hillman                25,000
                Douglas A. McGregor              17,500
                Carl W. Stearn                   25,000


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 1, 1996, the Company completed a merger (the "Merger") in which the Company succeeded to the business of the Predecessor. The former general partners of the Predecessor were responsible for initiating and structuring the Merger. Mark K. Joseph, Chairman of the Board and Chief Executive Officer of the Company, was a stockholder, director and officer of the former general partners of the Predecessor.

     At the time of the Merger, the Company designated Shelter Development Holdings, Inc. ("Shelter Development") as the shareholder that has personal liability for the obligations of the Company (the "Special Shareholder") and whose death, retirement, resignation, expulsion, bankruptcy or dissolution would result in the dissolution of the Company (the "Dissolution Shareholder") to preserve its pass-through tax status under the tax laws in existence at that time. Mr. Joseph and his immediate family members own 100% of Shelter Development through a family limited partnership. In connection with the Merger, Shelter Development received 26,729 Common Shares for its agreement to serve as the Special Shareholder and Dissolution Shareholder. The Company does not compensate Shelter Development annually for serving as the Special Shareholder or Dissolution Shareholder. Nevertheless, the Dissolution Shareholder has the right to appoint one director to the Company's Board of Directors so long as the size of the Board is 10 persons or less, and two directors if the size of the Board is more than 10 persons. In addition, if certain change-in-control transactions occur that the Special Shareholder has not approved, the Special Shareholder has the right to receive $1 million if it exercises its right to withdraw as the Special Shareholder of the Company.

     Shelter Development is a minority shareholder and Mr. Joseph is an officer of Shelter Properties, LLC (the "Shelter Group"), an entity that is responsible for a full range of property management functions for certain properties that serve as collateral for the Company's bond investments. Mr. Michael L. Falcone, Chief Operating Officer of the Company, had an ownership interest in and was a board member of this entity until he relinquished these positions in 2000. For these services, the Shelter Group receives property management fees pursuant to management fee contracts. Each affiliate property management contract is presented to the independent members of the Company's Board of Directors for approval with information documenting the comparability of the proposed fees to those in the market area of the property. Mr. Joseph has agreed to abstain from any involvement, as a partner in the Shelter Group, in the structuring or review of any contracts or transactions between the property management company and the Company. He has likewise agreed to excuse himself from review or involvement, as an officer or director of the Company, in contracts and transactions involving the Shelter Group. The Company's Board of Directors has approved all contracts and transactions involving the Shelter Group and conducts an annual review of all property management contracts between the Shelter Group and any properties that collateralize the Company's investments. The purpose of this review is to determine that these contracts are market rate for the region where the properties are located. During 2002, there were 10 affiliated property management contracts for properties that collateralize the Company's investments with fees at or below market value. During the year ended December 31, 2002, these fees totaled approximately $1.1 million.

     In certain circumstances involving the Company's tax-exempt bonds, borrowers have defaulted on their debt obligations to the Company. In such circumstances the Company has, after evaluating its options, chosen not to foreclose on the property. Instead, the Company has negotiated the transfer of a property's deed in lieu of foreclosure to, or replaced the general partner of a property with, an entity affiliated with the Company. The Company has done so in order to preserve the original tax-exempt bond obligations and its participation in cash flow from the property, consistent with its overall goal of providing tax-exempt income to its shareholders.

          Following the transfer of the property's deed to an affiliated entity, that entity controls the collateral for certain investments held by the Company. These affiliated entities are controlled by or managed by certain officers of the Company. The following table outlines these affiliate relationships at December 31, 2002:


                                                                 Carrying Value
                                               Number of         of Company's
                                              Properties         Investment at
                                            Owned (directly     Dec. 31, 2002
            Affiliate Entity                or indirectly)      (in millions)
----------------------------------------  ------------------   ---------------
SCA Successor, Inc. (1)                               4                $ 53.6
SCA Successor II, Inc. (1)                           12                  51.8
MMA Affordable Housing Corporation (2)                2                  47.7
MuniMae Foundation, Inc. (3)/
       MMA Successor I, Inc. (1)                      3                  12.0
                                                 -------             ---------
                     TOTAL                           21                $165.1
                                                 =======             =========


(1) These corporations are general partners of the operating partnerships whose property collateralizes the Company's investments. Mr. Joseph controls the general partners of these operating partnerships and is a limited partner in eight of these partnerships. Mr. Falcone and Mr. William S. Harrison, the Company's Chief Financial Officer and Senior Vice President, serve as officers and directors of one such general partner. Ms. Angela A. Barone, the Company's Vice President of Finance and Budgeting, serves as a director in one such general partner.

(2) MMA Affordable Housing Corporation ("MMAHC") is a 501(c)(3) non-profit entity organized to provide charitable donations on behalf of the Company. Mr. Joseph is the Chairman and one of five directors of the MMAHC. Mr. Falcone, Mr. Harrison, Mr. Gary A. Mentesana, the Company's Chief Capital Officer, and Mr. Earl W. Cole, III, Senior Vice President of the Company, are also officers and directors of MMAHC.

(3)  MuniMae  Foundation  Inc.,  is a private  non-profit  entity  organized  to provide charitable donations on behalf of the Company. Mr. Joseph is the Chairman and one of four directors of the MuniMae Foundation. Mr. Falcone and Mr. Mentesana are also officers and directors of the MuniMae Foundation.

     The officers of the Company who serve as directors or officers of the affiliated entities listed above are not compensated for their services as officer or director thereof, and do not derive any other economic benefit from those entities except for Mr. Joseph, who controls SCA Successor I, Inc., SCA Successor II, Inc. and MMA Successor I, Inc.

     Such entities could have interests that do not fully coincide with, or even are adverse to, the interests of the Company. Such entities could choose to act in accordance with their own interests, which could adversely affect the Company. Among the actions such entities could take might be selling a property, thereby causing a redemption event, at a time and under circumstances that would not be advantageous to the Company.

     In 1998 and 1999, the Company sold certain taxable demand notes related to 11 operating partnerships whose general partners are controlled by Mr. Joseph (as discussed above). In order to facilitate the sale of the demand notes, the Company provided a guaranty on behalf of the operating partnerships for the full and punctual payment of interest and principal due under the demand notes. These taxable notes have a face amount of $16.2 million at December 31, 2002.

     The Company has established relationships with pension funds through the Group Trust and MMER. The Group Trust was established by a group of pension funds for the purpose of investing in income-producing real estate investments. The Group Trust provides loans and lines of credit to finance a variety of the Company's loan products. MMER is a Maryland real estate investment trust established by the same pension funds that participate in the Group Trust, plus one other pension fund. MMER provides the Company short-term lines of credit to finance the Company's lending activities, in addition to investing in income-producing real estate partnerships. Midland is the investment manager for the Group Trust and MMER and receives advisory fees for these services. Furthermore, Midland earns origination fees on the placement of permanent loans with the Group Trust. Midland also earns origination fees on the placement of equity interests in real estate partnerships with MMER. The Company's fees earned from the Group Trust and MMER for the year ended December 31, 2002 were $2.5 million and $1.6 million, respectively.

     As of December 31, 2002, the Company had $89.1 million outstanding on its credit lines with the Group Trust and MMER. The Group Trust loans outstanding to various subsidiaries of the Company totaled $128.2 million. For the year ended December 31, 2002, the Company recorded interest expense on these borrowing arrangements of $12 million.

     The Group Trust and MMER engage in business transactions exclusively with the Company. Four of the five trustees of the Group Trust (Mr. Falcone, Mr.
Robert J. Banks, the Company's Vice Chairman, Mr. Keith J. Gloeckl, the Company's Chief Investment Officer, and Mr. Mentesana) are officers of the Company. In addition, three of the six trustees of MMER (Messrs. Falcone, Banks and Gloeckl) are Company officers. These officers are not paid for Group Trust or MMER service. The Group Trust and MMER are deemed to be affiliates of the Company.

     Mr. Banks and Mr. Gloeckl hold limited partnership interests in various limited partnerships that function as the general partner of certain syndicated low-income housing tax credit funds. The Company is the general partner in these limited partnerships. The limited partnerships are as follows: Midland Equity IV LP, Midland Equity V LP, Midland Equity VI LP, Midland Equity VII LP, Midland Equity VIII LP, Midland Equity IX LP and Midland Equity X LP. Mr. Banks and Mr. Gloeckl are also invested in Midland Tax Credit Investors Partnership, which is a general partnership that invests as a limited partner in certain syndicated low-income tax credit funds.

     Mr. Banks and Mr. Gloeckl own shares in three corporations that are invested in real estate operating partnerships as the general partner. In addition, Mr. Banks and Mr. Gloeckl are directly invested in a real estate operating partnership as the general partner with Mr. Gloeckl acting as the managing general partner. All four of the real estate operating partnerships are involved in equity transactions with certain of the Company's low-income housing tax credit funds.

     In 2000 and 2001, prior to his employment with the Company, Mr. Harrison provided consulting services to the Company through a corporation wholly owned by Mr. Harrison. The Company paid approximately $31,000 and $79,000 in 2001 and 2000, respectively, for these services.

     On October 20, 1999, the Company acquired Midland from Mr. Banks, Mr. Gloeckl and Mr. Ray F. Mathis for approximately $45 million. Of this amount, the Company paid approximately $23 million in cash and approximately $12 million in Common Shares at the closing of the transaction. In addition, $3.33 million in Common Shares is payable annually over a three-year period to Messrs. Banks and Gloeckl if Midland meets certain performance targets, including minimum annual contributions to cash available for distribution. In 2001, in order to increase flexibility in operating Midland, the Company agreed with the former owners of Midland that the payment of the last two installments would no longer be conditioned on Midland meeting certain performance targets. In December 2002, MuniMae made the final payment of Common Shares having a value of approximately $3.3 million.

     Until 2002, the Company owned a 75% interest in Whitehawk Capital, LLC and Whitehawk Capital IV, LLC (collectively, "Whitehawk"). Prior to October 2002, Mr. Charles M. Pinckney, Senior Vice President of the Company, was an employee of Whitehawk. Mr. Pinckney and Mr. Mark S. Begeny, an employee of Whitehawk, owned the remaining 25% interest in Whitehawk. During 2002, the Company purchased the remaining 25% interest in Whitehawk from Messrs. Pinckney and Begeny for a total purchase price of $1.2 million ($1.1 million in cash and $0.1 million in Common Shares of the Company). In addition, each of Mr. Pinckney and Mr. Begeny receives $32,500 per year through 2010 from the Company for deferred consulting fees earned prior to becoming employees of the Company.

     The Company leases office space at market rates from an affiliate. Mr. Joseph and Mr. Richard O. Berndt, a director of the Company, have ownership interests in the partnership that leases the office space to the Company. For the year ended December 31, 2002, the Company paid $230,000 in rental lease payments under the lease agreement.

     Mr. Berndt, a director of the Company since 1996, is the managing general partner of the law firm of Gallagher, Evelius and Jones LLP ("GEJ"), which provides corporate and real estate legal services to the Company. For the year ended December 31, 2002, $1.2 million in legal fees to GEJ was generated by transactions structured by the Company of which $0.8 million was directly incurred by the Company. The total amount of $1.2 million represented 8% of GEJ's total revenues for 2002.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's audited financial statements for the year ended December 31, 2002, have been provided to the Shareholders as part of the Annual Report to Shareholders. PricewaterhouseCoopers LLP has acted as the Company's independent accountants since the completion of the Merger in 1996 and also acted as the independent accountants for the Predecessor since 1986. No election, approval or ratification of independent accountants by the Shareholders is required. The Audit Committee has selected the independent accountants for the fiscal year ended December 31, 2003 at its March 2003 meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the Shareholders.


                                AUDIT INFORMATION

     The Company's Board of Directors has adopted a written charter for its Audit Committee. The Audit Committee consists of Messrs. Stearn (Chairman), Baum and Hillman, all of whom are independent, as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

Fees of Independent Public Accountants

     Audit Fees. The aggregate amount of fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal years ended December 31, 2002 and 2001 was $502,700 and $434,000, respectively.

     Tax Fees. The tax services relate to nominee gathering services and production of K-1s for investors, preparation of Federal and State tax returns, earnings and profits studies and various other tax consultations. The aggregate amount of fees billed by PricewaterhouseCoopers LLP for these services for 2002 and 2001 was $270,995 and $124,270, respectively.

     Audit Related Fees. The audit related services primarily relate to comfort letter procedures performed in conjunction with offerings of common shares. The aggregate amount of fees billed by PricewaterhouseCoopers LLP for these services for 2002 and 2001 was $40,260 and $99,694, respectively. There were no fees billed for the design and implementation of financial information systems.

     All Other Fees. PricewaterhouseCoopers LLP did not provide any products or services to the Company during 2002 or 2001 other than those services discussed above.

     The Audit Committee is responsible for retaining and terminating the Company's independent auditors and for approving the performance of any non-audit services by the independent public accountants. In addition, the Audit Committee is responsible for monitoring the independence and performance of the Company's independent public accountants and internal audit function and for presenting its conclusions with respect to the independent public accountants to the full Board of Directors. Of the services described above, 100% were approved by the Audit Committee.


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Company's Audit Committee has reviewed and discussed the audited financial statements with management. The Company's Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors' independence from the Company and its management. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by the independent auditors are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                            RESPECTIVELY SUBMITTED,
                                            AUDIT COMMITTEE

                                            Mr. Carl W. Stearn, Chairman
                                            Mr. Charles C. Baum
                                            Mr. Robert S. Hillman
                                            Mr. Eddie C. Brown


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Company's outstanding Common Shares to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Shares. Such executive officers, directors and persons who own more than 10% of the Company's outstanding Common Shares are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during 2002 all such reports were filed on a timely basis, except as described below. Due to an administrative oversight, each of Messrs. Harrison, Falcone and Mentesana reported one transaction on a Form 5 that was not reported on a timely basis on a Form 4, Messrs. Banks and Joseph reported two transactions on a Form 5 that were not reported on a timely basis on a Form 4, Mr. Gloeckl reported three transactions on a Form 5 that were not reported on a timely basis on a Form 4 and each of Messrs. Hillman, Baum, McGregor, Stearn, Jews and Berndt reported ten transactions on a Form 5 that were not reported on a timely basis on a Form 4.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters properly come before the meeting.

     Whether or not you attend the Annual Meeting in person, please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote your shares even though you may have sent in your proxy.

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON SHARES ON THE RECORD DATE FURNISHED TO THE SECRETARY OF THE COMPANY AT THE ADDRESS SET FORTH BELOW, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


            SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL PROXY STATEMENT

     Proposals by Shareholders intended to be presented at the Company's 2004 Annual Meeting, in order to be included in the 2003 Proxy Statement and proxy, must be received by the Company at its principal corporate offices no later than January 9, 2004. If a Shareholder notifies the Company after March 24, 2004 of an intent to present a proposal at the Company's 2004 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to the proposal, without including information regarding the proposal in its proxy materials.

     Any Shareholder who intends to submit a proposal at the Company's Annual Meeting in 2004 without including the proposal in the Company's proxy statement for such Annual Meeting must notify the Company of such proposal not later than the close of business on February 28, 2004 and not earlier than the close of business on January 28, 2004.


                                             MUNICIPAL MORTGAGE & EQUITY, LLC
                                             218 N. Charles Street, Suite 500
                                             Baltimore, Maryland 21201


Dated:  March 26, 2003